APAC Customer Services Selects New Senior Vice President of Sales

Bannockburn, IL, March 12, 2009 — APAC Customer Services, Inc. (NASDAQ: APAC). APAC Customer Services, a leading provider in quality customer care solutions, announces the appointment of Christopher H. Crowley as Senior Vice President of Sales, effective March 9, 2009.

Mr. Crowley comes to APAC with a decade of enterprise sales and marketing experience. He built and managed sales organizations with a focus on the Fortune 1000 marketplace, and sold complex solutions while working in the Telecommunications, IT Solutions, and BPO industries. His global experience includes sales work throughout North America, Europe, and Asia.

“Chris has an impressive track record in new business development for the BPO industry,” stated Mike Marrow, President & CEO of APAC. “We’re thrilled to have Chris join our executive leadership team and know he’ll have an immediate impact.”

Mr. Crowley joins APAC from Cybernet Software Systems where he served as Senior Vice President of Sales focusing on IT Solutions for technology companies. Prior to that, he worked in the BPO industry in the role of Senior Vice President of Sales for Teletech, and earlier, Senior Vice President of Sales with Sutherland Global Services. Mr. Crowley also has several years of operations and service delivery experience having worked as Director of Operations for North American Service Delivery when he first started with Sutherland in 1997. He began his career as a Business Development Manager responsible for field sales at MCI Communications.

Mr. Crowley earned his Bachelor’s Degree in American Studies from St. John Fisher College in Rochester, New York.

About APAC Customer Services, Inc.

APAC Customer Services, Inc. (Nasdaq: APAC) is a leading provider of quality customer care services and solutions for market leaders in healthcare, financial services, business services, publishing, communications and travel and entertainment industries. APAC partners with its clients to deliver custom solutions that enhance bottom line performance. For more information, call 1-800-OUTSOURCE. APAC’s comprehensive web site is at http://www.apaccustomerservices.com.

Forward-Looking Statements
This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, forward-looking statements include expressed expectations, estimates and projections of future events and financial performance and the assumptions on which these expressed expectations, estimates and projections are based. Statements that are not historical facts, including statements about the beliefs and expectations of the company and its management are forward-looking statements. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions about future events, and they are subject to known and unknown risks and uncertainties and other factors that can cause actual events and results to differ materially from historical results and those projected. Such statements are based upon the current beliefs and expectations of the company’s management. The company intends its forward-looking statements to speak only as of the date on which they were made. The Company expressly undertakes no obligation to update or revise any forward-looking statements as a result of changed assumptions, new information, future events or otherwise.

Reasons that may cause actual results to differ from historic results or those expressed or implied in the forward-looking statements can be found in the Company’s periodic filings with the Securities and Exchange Commission. These filings are available on a website maintained by the SEC at http://www.sec.gov.

Company Contact:
Andrew Szafran CFO & Senior Vice President APAC Customer Services, Inc. 847-374-1949 abszafran@apacmail.com